Exhibit 99.1

Contacts:	Leiv Lea
Pharmacyclics, Inc.
(408) 774-0330
Carolyn Bumgardner Wang
WeissComm Partners, Inc.
(415) 225-5050
PHARMACYCLICS ANNOUNCES RESULTS FROM PHASE 3 SMART TRIAL OF
XCYTRIN® FOR LUNG CANCER BRAIN METASTASES
— Company to hold conference call to discuss results at 8:30 a.m. Eastern Time today —
SUNNYVALE, Calif., December 19, 2005 — Pharmacyclics, Inc. (NASDAQ: PCYC) today announced top-line results from its pivotal Phase 3 clinical study of Xcytrin® (motexafin gadolinium) Injection, for the potential treatment of non-small cell lung cancer (NSCLC) patients with brain metastases (i.e. lung cancer that has spread to the brain from another part of the body). Although patients receiving Xcytrin had a longer time to neurologic progression, the study’s primary endpoint, the difference compared to patients in the control arm did not reach statistical significance.
The randomized, controlled Phase 3 trial, known as the SMART (Study of Neurologic Progression with Motexafin Gadolinium And Radiation Therapy) trial was designed to compare the safety and efficacy of whole brain radiation therapy (WBRT) alone to WBRT plus Xcytrin. The primary endpoint of the study was time to neurologic progression (TNP) as determined by a blinded events review committee. The trial enrolled 554 patients from 94 centers in North America, Europe and Australia. The treatment arms were well balanced for all known prognostic factors.
In the intent-to-treat analysis, the median TNP was 15.4 months for patients receiving WBRT plus Xcytrin compared to 10.0 months for patients treated with WBRT alone (P=0.122, hazard ratio=0.78). Substantial differences in patient characteristics were observed for the 348 patients enrolled in North America (63 percent of all patients enrolled in the study) compared to the other regions. In North America, there were more females, there was a shorter time from primary cancer diagnosis to development of brain metastases, and there was less use of post-randomization chemotherapy compared to the other regions. In North America, the median TNP for WBRT plus Xcytrin treatment was 24.2 months compared to 8.8 months for WBRT alone (P=0.004, hazard ratio=0.53).
There was no significant difference in survival, a secondary endpoint of the trial. There were positive trends observed in favor of the Xcytrin-treated patient arm with respect to reduced steroid usage and less need for salvage radiation therapy to the brain.
Xcytrin was well tolerated in the study. The most common drug related grade 3 and 4 adverse events were hypertension (4%), elevated liver enzymes (3%) and fatigue (3%), all of which were reversible.
“While we are disappointed the trial did not meet the primary endpoint, the data do show a favorable trend in this very sick, difficult-to-treat advanced lung cancer patient population,” said Richard A. Miller, M.D., president and chief executive officer of Pharmacyclics. “We will complete our analysis of the data and discuss it with the FDA. We believe this study demonstrates that Xcytrin has clinical activity in lung cancer and we will continue to focus resources on its potential use in the systemic therapy of this disease.”
Three trials with Xcytrin for the systemic therapy of relapsed lung cancer are in progress evaluating its use as a single agent and in combination with other agents. Additional trials in hematologic malignancies and other advanced cancers are also underway.
About Xcytrin
Pharmacyclics is developing Xcytrin as an anti-cancer agent with a novel mechanism of action that is designed to selectively concentrate in tumors and induce apoptosis (programmed cell death). Xcytrin is a redox active drug that has been shown to disrupt redox dependent pathways in cells and inhibit oxidative stress related proteins. Its multifunctional mode of action provides the opportunity to be used in a broad range of cancers. Xcytrin is paramagnetic and produces an intense MRI signal, which can be used to image tumors.
Conference Call Details
Pharmacyclics will hold a conference call today at 8:30 a.m. EST to discuss the top-line results. To participate in the conference call, please dial 888-202-2422 for domestic callers and 913-981-

5592 for international callers. In addition, this call is being webcast and can be accessed at Pharmacyclics’ website at www.pharmacyclics.com by clicking on the investor section and following the links from there. Please connect to Pharmacyclics’ website several minutes prior to the start of the live webcast to ensure adequate time for any software download that may be necessary. A telephone replay of the conference call will be available through Monday, December 26, 2005. To access the replay, please dial 719-457-0820 and reference conference passcode 7528439.
About Pharmacyclics
Pharmacyclics is a pharmaceutical company developing innovative products to treat cancer, atherosclerosis and other diseases. The company’s products are rationally designed, ring-shaped small molecules called texaphyrins that are designed to selectively target and disrupt the bioenergetic processes of diseased cells, such as cancer and atherosclerotic plaque. More information about the company, its technology, and products in development can be found on its website at www.pharmacyclics.com. Pharmacyclics®, Xcytrin® and the “pentadentate” logo® are registered trademarks of Pharmacyclics, Inc.
NOTE: Other than statements of historical fact, the statements made in this press release about enrollment and future plans for our clinical trials, progress of and reports of results from preclinical and clinical studies, including results from our SMART trial, clinical development plans and product development activities are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. The words “project,” “believe,” “will,” “continue,” “plan,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions also identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements. Factors that could affect actual results include risks associated with the initiation, timing, design, enrollment and cost of clinical trials; unexpected delays in and unanticipated increases in costs related to our preclinical studies and clinical trials; the fact that data from preclinical studies and Phase 1 or Phase 2 clinical trials may not necessarily be indicative of future clinical trial results; our ability to establish successful partnerships and collaborations with third parties; the regulatory approval process in the United States and other countries; and future capital requirements. For further information about these risks and other factors that may affect the actual results achieved by Pharmacyclics, please see the company’s reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its annual report on Form 10-Q for the period ended September 30, 2005. Forward-looking statements contained in this announcement are made as of this date, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.
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